EXHIBIT 5.1
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                     MAYER, BROWN, ROWE & MAW LLP
                       190 SOUTH LA SALLE STREET
                     CHICAGO, ILLINOIS 60603-3441



                                       main telephone
                                       (312) 782-0600
                                       main fax
                                       (312) 701-7711



                           November 21, 2003


The Board of Trustees
AMLI Residential Properties Trust
125 S. Wacker Drive
Chicago, Illinois  60606


Re:  AMLI RESIDENTIAL PROPERTIES TRUST REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have acted as special counsel to AMLI Residential Properties
Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to one or more series of preferred shares of beneficial interest (the "Preferred Shares"), common shares of beneficial interest, including the preferred share purchase rights associated therewith (the "Common Shares"), and warrants exercisable for Preferred Shares or Common Shares (the "Warrants" and, together with the Preferred Shares and the Common Shares, the "Securities"), with an aggregate public offering price of up to $300,000,000.

     Each series of the Preferred Shares will be issued under the Trust's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), and Articles Supplementary to be filed with the Maryland State Department of Assessments and Taxation (the "Maryland SDAT"). The Common Shares will be issued under the Declaration of Trust. The Warrants will be issued under one or more warrant agreements (each a "Warrant Agreement"), each to be between the Trust and a financial institution identified therein as a warrant agent (each, a "Warrant Agent"). Certain terms of the Securities to be issued by the Trust from time to time will be approved by the Board of Trustees of the Trust or a committee thereof as part of the trust action taken and to be taken in connection with the authorization of the issuance of the Securities (the "Trust Proceedings").



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MAYER, BROWN, ROWE & MAW LLP


AMLI Residential Properties Trust
November 21, 2003
Page 2



     As special counsel to the Trust, we have examined originals or copies certified or otherwise identified to our satisfaction of the Declaration of Trust, the Trust's Amended and Restated By-laws, resolutions of the Trust's Board of Trustees and such records of the Trust, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Trust. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also relied on an opinion of the law firm of Venable LLP of even date herewith as to matters of Maryland law, and this opinion is subject to the assumptions, conditions and limitations set forth therein.

     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

     (i) Upon the completion of the Trust Proceedings relating to a series of the Preferred Shares, the execution, delivery and filing with, and recording by, the Maryland SDAT of Articles Supplementary relating to the Preferred Shares of such series, and the due execution, countersignature and delivery of the Preferred Shares of such series, the Preferred Shares of such series, when sold in exchange for the consideration set forth in the prospectus and any prospectus supplement relating to the Preferred Shares of such series, will be duly authorized, legally issued, fully paid and nonassessable.

     (ii) Upon the completion of the Trust Proceedings relating to the Common Shares and the due execution, countersignature and delivery of the Common Shares, the Common Shares, when sold in exchange for the consideration set forth in the prospectus and any prospectus supplement relating to the Common Shares, will be duly authorized, legally issued, fully paid and nonassessable.

     (iii) The Warrants, assuming the due authorization thereof, the completion of the Trust Proceedings with respect thereto, the consistency of the terms thereof with the description of the Warrants contained in the prospectus and any applicable prospectus supplement and the due authorization of any Common Shares or Preferred Shares underlying the Warrants, when duly executed, delivered and countersigned in accordance with the Warrant Agreements and when payment therefor is received, will be entitled to the benefits provided by the Warrant Agreements; provided that enforceability of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).



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MAYER, BROWN, ROWE & MAW LLP


AMLI Residential Properties Trust
November 21, 2003
Page 3




     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement.


                                  Sincerely,


                                  /s/  Mayer, Brown, Rowe & Maw LLP
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                                  MAYER, BROWN, ROWE & MAW LLP